EXHIBIT 14(b)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms” and “Representations and Warranties” in the Prospectus/Proxy Statement of the Scudder Variable Series I Capital Growth Portfolio and to the references to us included in the Scudder Variable Series II SVS Eagle Focused Large Cap Growth and Scudder Growth Portfolios’ Prospectus and Statement of Additional Information dated May 1, 2004 which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-122873) of our report dated February 15, 2005 on the financial statements and financial highlights of the Funds included in the Annual Report dated December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 16, 2005